Exhibit 99.1

Oppenheimer Holdings Inc. Reports Second Quarter 2024 Earnings

New York, July 26, 2024 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $10.3 million or $0.99 basic earnings per share for the second quarter of 2024, compared with a net loss of $(9.4) million or $(0.85) basic earnings per share for the second quarter of 2023. Revenue for the second quarter of 2024 was $330.6 million, an increase of 8.0%, compared to revenue of $306.2 million for the second quarter of 2023.

Albert G. Lowenthal, Chairman and CEO commented, "The Firm was profitable for the second quarter during a mostly favorable business environment. During the quarter, continued investor interest in artificial intelligence ("AI") stocks allowed all major indices to reach fresh records, despite continuing concerns about high interest rates and weakening employment data. Strong equity markets provided a backdrop for greater retail trading activity and drove our AUM to yet another new record, benefiting both our transaction driven revenues and AUM-based advisory fees.

The elevated interest rate environment resulted in improved interest revenue though the high interest rates also contributed to a significant decline in our FDIC sweep balances and related fees as clients sought higher returns elsewhere. The environment was also less favorable for our investment banking business, which saw less capital market activity when compared to the first quarter.

While we are somewhat disappointed in our earnings for the quarter, they were particularly impacted by the lack of follow through in underwriting revenue after a strong first quarter. We continue to believe that our investment in senior personnel will pay off in future quarters as those markets strongly re-open. Results from the Wealth Management business continue to be strong amidst the background of a very strong equity market.

The Company ended the quarter with a strong balance sheet and record book value per share levels. We remain focused on both attracting new financial advisors and retaining existing advisors while concurrently attracting qualified professionals to our investment banking platform and building our Equity and Fixed Income groups in order to position us well for growth as we move into the second half of 2024."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	2Q-24	2Q-23
Revenue	$330,589	$306,189
Compensation Expenses	$220,727	$187,224
Non-compensation Expenses	$93,997	$130,664
Pre-Tax Income (Loss)	$15,865	$(11,699)
Income Tax Provision (Benefit)	$5,599	$(2,131)
Net Income (Loss) (1)	$10,266	$(9,400)
Earnings Per Share (Basic) (1)	$0.99	$(0.85)
Earnings Per Share (Diluted) (1)	$0.92	$(0.85)
Book Value Per Share	$78.63	$71.77
Tangible Book Value Per Share (2)	$61.56	$56.29
Private Client
Revenue	$208,701	$201,245
Pre-Tax Income	$55,537	$20,794
Assets Under Administration (billions)	$126.0	$113.2
Asset Management
Revenue	$25,826	$22,198
Pre-Tax Income	$8,694	$6,534
Assets Under Management (billions)	$47.5	$41.2
Capital Markets
Revenue	$92,141	$79,582
Pre-Tax Loss	$(21,775)	$(14,051)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the second quarter of 2024 was primarily driven by significantly higher advisory fees attributable to a rise in billable assets under management ("AUM") as well as improved investment banking and interest revenues
•Assets under administration and under management were both at record levels at June 30, 2024, benefiting from market appreciation and positive net asset flows
•Compensation expenses increased from the prior year quarter largely as a result of higher incentive compensation expenses, share-based compensation costs and production-related expenses
•Non-compensation expenses decreased from the prior year quarter primarily due to lower legal costs partially offset by higher interest expense
•Book value and tangible book value per share reached new record highs as a result of positive earnings

Private Client
Private Client reported revenue for the current quarter of $208.7 million, 3.7% higher compared with a year ago mostly due to higher advisory fees driven by appreciation in AUM and an increase in commission revenue. Pre-tax income of $55.5 million in the current quarter resulted in a pre-tax margin of 26.6%. Financial advisor headcount at the end of the current quarter was 934 compared to 964 at the end of the second quarter of 2023.

Revenue:
•Retail commissions increased 16.5% from a year ago primarily due to higher retail trading activity
•Advisory fees increased 15.4% due to higher AUM during the billing period for the current quarter when compared to the second quarter of last year
•Bank deposit sweep income decreased $9.2 million from a year ago due to lower cash sweep balances
•Interest revenue decreased modestly from the prior year period due to lower stock borrow income
•Other revenue decreased from a year ago primarily due to smaller movements in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses increased 18.0% from a year ago primarily due to higher production related and share-based compensation expenses
•Non-compensation expenses decreased 55.8% from a year ago primarily due to lower legal costs

('000s, except otherwise indicated)
	2Q-24	2Q-23

Revenue	$208,701	$201,245
Commissions	$52,872	$45,377
Advisory Fees	$90,946	$78,811
Bank Deposit Sweep Income	$34,847	$44,060
Interest	$21,626	$22,403
Other	$8,410	$10,594

Total Expenses	$153,164	$180,451
Compensation	$117,419	$99,528
Non-compensation	$35,745	$80,923

Pre-Tax Income	$55,537	$20,794

Compensation Ratio	56.3%	49.5%
Non-compensation Ratio	17.1%	40.2%
Pre-Tax Margin	26.6%	10.3%

Assets Under Administration (billions)	$126.0	$113.2
Cash Sweep Balances (billions)	$2.9	$3.9

Asset Management

Asset Management reported revenue for the current quarter of $25.8 million, 16.3% higher compared with a year ago. Pre-tax income was $8.7 million, an increase of 33.1% compared with the prior year period.

Revenue:
•Advisory fee revenue increased 18.2% from a year ago due to increased management fees resulting from the higher net value of billable AUM during the current quarter
Assets under Management (AUM):
▪AUM increased to $47.5 billion at June 30, 2024, a new record high, which is the basis for advisory fee billings for July 2024
▪The increase in AUM was comprised of higher asset values of $6.1 billion on existing client holdings and a net contribution of $0.2 billion in new client assets
Total Expenses:
•Compensation expenses were down 2.6% from a year ago primarily resulting from decreases in incentive compensation
•Non-compensation expenses were up 17.4% when compared to the prior year period mostly due to higher external portfolio management costs which are directly related to the increase in AUM

('000s, except otherwise indicated)
	2Q-24	2Q-23

Revenue	$25,826	$22,198
Advisory Fees	$26,241	$22,196
Other	$(415)	$2

Total Expenses	$17,132	$15,664
Compensation	$6,120	$6,283
Non-compensation	$11,012	$9,381

Pre-Tax Income	$8,694	$6,534

Compensation Ratio	23.7%	28.3%
Non-compensation Ratio	42.6%	42.3%
Pre-Tax Margin	33.7%	29.4%

AUM (billions)	$47.5	$41.2

Capital Markets

Capital Markets reported revenue for the current quarter of $92.1 million, 15.8% higher when compared with the prior year period. Pre-tax loss was $21.8 million compared with a pre-tax loss of $14.1 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 12.3% compared with a year ago due to higher M&A volumes
•Equity underwriting fees increased 104.6% when compared with a year ago due to higher new issuance volumes
•Fixed income underwriting fees were modestly higher than the prior year period
Sales and Trading
•Equities sales and trading revenue was relatively flat when compared with the prior year period
•Fixed income sales and trading revenue increased 22.3% compared with a year ago primarily due to an increase in trading income attributable to higher interest rates and volumes

Total Expenses:
•Compensation expenses increased 19.6% compared with a year ago primarily due to costs associated with opportunistic new hires and higher incentive compensation
•Non-compensation expenses were 25.5% higher than a year ago primarily due to an increase in interest expense in financing trading inventories

('000s)
	2Q-24	2Q-23

Revenue	$92,141	$79,582

Investment Banking	$26,699	$18,749
Advisory Fees	$12,290	$10,945
Equities Underwriting	$11,208	$5,478
Fixed Income Underwriting	$2,815	$1,867
Other	$386	$459

Sales and Trading	$64,766	$60,216
Equities	$33,250	$34,453
Fixed Income	$31,516	$25,763

Other	$676	$617

Total Expenses	$113,916	$93,633
Compensation	$73,290	$61,255
Non-compensation	$40,626	$32,378

Pre-Tax Loss	$(21,775)	$(14,051)

Compensation Ratio	79.5%	77.0%
Non-compensation Ratio	44.1%	40.7%
Pre-Tax Margin	(23.6)%	(17.7)%

Other Matters

•The Board of Directors announced a $0.03, or 20% increase in the quarterly dividend to $0.18 per share effective for the second quarter of 2024 payable on August 23, 2024 to holders of Class A non-voting and Class B voting common stock of record on August 9, 2024
•Compensation expense as a percentage of revenue was higher at 66.8% during the current period versus 61.1% during the same period last year due to opportunistic new hires and increased share based compensation costs
•The effective tax rate for the current period was 35.3% compared with 18.2% for the prior year period. The effective tax rate for the second quarter of 2024 was negatively impacted by permanent items and non-deductible losses in non-U.S. businesses.

(In millions, except number of shares and per share amounts)
	2Q-24	2Q-23
Capital
Stockholders' Equity (1)	$812.1	$788.3
Regulatory Net Capital (2)	$460.7	$417.5
Regulatory Excess Net Capital (2)	$439.7	$394.7

Common Stock Repurchases
Repurchases	$0.9	$3.6
Number of Shares	23,102	96,135
Average Price	$40.01	$37.43

Period End Shares	10,327,510	10,984,240
Effective Tax Rate	35.3%	18.2%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Commissions	$97,055	$88,544	9.6	$192,905	$175,241	10.1
Advisory fees	117,197	101,015	16.0	232,044	201,559	15.1
Investment banking	29,119	19,978	45.8	79,656	57,943	37.5
Bank deposit sweep income	34,846	44,060	(20.9)	71,531	92,969	(23.1)
Interest	34,805	27,320	27.4	61,571	52,261	17.8
Principal transactions, net	10,074	16,253	(38.0)	28,308	29,743	(4.8)
Other	7,493	9,019	(16.9)	17,712	18,152	(2.4)
Total revenue	330,589	306,189	8.0	683,727	627,868	8.9
EXPENSES
Compensation and related expenses	220,727	187,224	17.9	442,440	393,516	12.4
Communications and technology	24,682	22,783	8.3	49,258	45,223	8.9
Occupancy and equipment costs	15,516	16,440	(5.6)	31,364	32,341	(3.0)
Clearing and exchange fees	6,780	5,927	14.4	12,622	12,190	3.5
Interest	21,980	17,467	25.8	42,528	30,609	38.9
Other	25,039	68,047	(63.2)	52,195	106,639	(51.1)
Total expenses	314,724	317,888	(1.0)	630,407	620,518	1.6

Pre-Tax Income (Loss)	15,865	(11,699)	*	53,320	7,350	625.4
Income tax provision (benefit)	5,599	(2,131)	*	17,310	2,454	605.4
Net Income (Loss)	$10,266	$(9,568)	*	$36,010	$4,896	635.5

Less: Net loss attributable to non-controlling interest, net of tax	—	(168)	*	(310)	(321)	*
Net income (loss) attributable to Oppenheimer Holdings Inc.	$10,266	$(9,400)	*	$36,320	$5,217	596.2

Earnings (loss) per share attributable to Oppenheimer Holdings Inc.
Basic	$0.99	$(0.85)	*	$3.49	$0.47	642.6
Diluted	$0.92	$(0.85)	*	$3.29	$0.44	647.7

Weighted average number of common shares outstanding
Basic	10,327,818	11,016,430	(6.3)	10,367,636	11,054,306	(6.2)
Diluted	11,111,903	11,016,430	0.9	11,083,422	11,911,379	(7.0)

Period end number of common shares outstanding	10,327,510	10,984,240	(6.0)	10,327,510	10,984,240	(6.0)

* Percentage not meaningful